Exhibit 19.1
ORASURE TECHNOLOGIES, INC.

POLICY STATEMENT ON DEALING WITH COMPANY INFORMATION, INCLUDING INSIDE INFORMATION AND INSIDER SECURITIES TRADING

(Effective as of September 9, 2025)

In the course of conducting the business of OraSure Technologies, Inc. (the “Company”) and its subsidiaries, you may at times have information about the Company or its subsidiaries or another entity that generally is not available to the public. Because of your relationship with the Company or its subsidiaries, you have certain responsibilities under the federal securities laws and to the Company regarding insider information and the trading of the Company’s securities. This Policy Statement is intended to explain your obligations to the Company and under the law.

This Policy Statement applies to all employees of the Company and the officers (at the level of Vice President and above) of and each of its subsidiaries, and to all members of the Company’s Board of Directors (collectively, “Covered Persons”).

The officer responsible for compliance with this Policy Statement is the Company’s General Counsel (the “Compliance Officer”).

Please note: As discussed more fully below, all directors, officers and employees must receive prior written approval as provided in this Policy Statement before buying or selling any Company securities.

INSIDE INFORMATION

A.What is Inside Information?

“Inside” information is material information about the Company or its subsidiaries that is not available to the public. Information generally becomes available to the public after it has been disclosed by the Company or third parties in a press release or other public statement, including any filing with the Securities and Exchange Commission (“SEC”).

B.What is Material Information?

Information generally is considered “material” if its disclosure to the public would be reasonably likely to affect (i) investors’ decisions to buy or sell the securities of the Company or (ii) the market price of the securities. Both positive and negative information may be material. Some examples of material information include the following: (a) a merger or acquisition involving the Company or its subsidiaries; (b) information regarding the Company’s or its subsidiaries’ revenues or earnings; (c) the status of U.S. Food and Drug Administration (“FDA”) or other regulatory submissions, approvals, investigations, reviews, audits or other actions or proceedings; (d) major litigation and disputes with significant business partners; (e) the public or private sale of additional securities of the Company; (f) a tender offer by the Company for another company’s securities or for the Company’s securities by a third party; (g) senior

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management changes; or (h) significant changes regarding the business of key customers or suppliers. Obviously, what is material information cannot be enumerated with precision, since there are many gray areas and varying circumstances. The determination of whether information was material is almost always made after the fact when the effect on the market can be quantified. Therefore, any trading is risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or nonpublic, you should discuss this issue with the Company’s Compliance Officer prior to trading.

Material information not yet ripe for public disclosure may often exist within the Company or its subsidiaries. For example, during the early stages of discussions regarding a significant acquisition or disposition, the information about the discussions may be too tentative or premature to require, or even permit, public announcement by the Company. On the other hand, that same information may be highly material. If you have access to material information, you (i) are prohibited from disclosing such information to others, and (ii) may be precluded from trading in the Company’s securities. If you have access to material inside information and have doubts about your ability to trade in securities, you should refrain from trading until you seek and obtain clearance from (1) the Compliance Officer and, (2) if you are a director or executive officer, the Company’s Chief Executive Officer.

The principles discussed in this Policy Statement also apply to inside information obtained in the course of your employment about another public corporation, such as a customer or a corporation with which the Company or any of its subsidiaries is involved in a transaction. If you obtain material nonpublic information about another public company, you should refrain from trading in the securities of that company until the material information has been publicly disseminated.

C.Reasons for Maintaining Confidentiality.

The federal securities laws strictly prohibit any person who obtains material inside information and has a duty not to disclose it from using such information in connection with the purchase and sale of securities. It does not matter how that information has been obtained, whether in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons not privy to such information. Your failure to maintain the confidentiality of material nonpublic information about the Company or its subsidiaries could greatly harm the Company’s ability to conduct business. In addition, you could be exposed to significant penalties and legal action.

D.Safeguarding Material Information.

During the period that material information relating to the Company, its subsidiaries or their respective businesses is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with persons who have a “need to know” and should be confined to as small a group as possible. The utmost care and

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circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

PROCEDURES FOR DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION

The SEC has enacted rules regarding the selective disclosure of material nonpublic information by public companies to securities market professionals before making full disclosure of the same information to the general public. In order to facilitate effective communication with the public securities markets and prohibit the selective disclosure of material information, the Company has adopted a Fair Disclosure Policy regarding communications with securities market professionals and stockholders.

To assure that Company confidences are protected to the maximum extent possible, in accordance with the Fair Disclosure Policy, no individuals other than specifically authorized personnel may release information to the public or respond to inquiries from the media, stockholders, securities market professionals such as analysts, brokers or investment advisors or others outside the Company. All other officers, directors and employees should refrain from disclosing Company business to stockholders and securities market professionals. All contacts with stockholders or securities market professionals should be promptly reported to the Compliance Officer. Scripts, talking points, presentations or other materials for use in pre- planned contacts with stockholders and securities market professionals should be reviewed by the Compliance Officer before use.

In the event the Compliance Officer determines that a selective disclosure of material nonpublic information to a stockholder or securities market professional has occurred, the Company shall promptly disseminate the same information through the filing of a Current Report on Form 8-K, or through another method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. Such dissemination shall occur not later than 24 hours after the Compliance Officer learns of such selective disclosure.
INSIDER TRADING OF SECURITIES

“Insider Trading” has been an enforcement priority of the SEC and the Department of Justice for many years. Criminal prosecution and the imposition of fines and/or imprisonment is common place.

Anyone who violates the insider trading prohibitions contained in the federal securities laws is subject to potential civil damages and criminal penalties. The civil damages can consist of disgorgement of profits and a fine of up to three times the profit gained or the loss avoided. The criminal penalties can be as much as $5,000,000 and 20 years imprisonment for each violation.

In addition, the SEC can seek a civil penalty against a company as a “controlling person” that fails to take appropriate steps to prevent illegal trading. The SEC can also seek a civil

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penalty against directors and supervisory personnel as “controlling persons” who fail to take appropriate steps to prevent illegal trading. Although the Securities Exchange Act of 1934 does not define a “controlling person,” its legislative history suggests that directors, officers and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely insider trading violation by an employee under their control. A successful action by the SEC under this provision could result in a civil fine of $1,000,000 or three times the profit gained or the loss avoided, whichever is greater. Criminal penalties can be up to $25,000,000.

In addition to the possible imposition of civil damages and criminal penalties on violators and their controlling persons, any appearance of impropriety could not only damage the Company’s reputation for integrity and ethical conduct but also impair investor confidence in the Company.

If a Covered Person violates the Company’s Policy Statement, the Company can take disciplinary action, including removal from a position as director or officer or dismissal as an employee of the Company or its subsidiaries. Even if the SEC does not prosecute a case, involvement in an investigation (by the SEC or the Company) can tarnish the Covered Person’s reputation and damage his or her career.

Any person who has supervisory authority over any Company or subsidiary personnel must promptly report to the Company’s Compliance Officer any trading in the Company’s securities by the Company or subsidiary personnel or disclosure of material “nonpublic” information by the Company or subsidiary personnel which he or she has reason to believe may violate this Policy Statement or the securities laws of the United States.

Restrictions on Trading and Tipping

In light of the Company’s responsibilities under the federal securities laws, the Company has adopted the following policies regarding your trading in securities:

1.No Trading on Basis of Material Nonpublic Information.

Directors, officers and employees of the Company or any of its subsidiaries may not buy or sell securities of the Company or any other publicly traded company while in possession of material nonpublic information. Neither you nor any person affiliated with you may buy or sell securities or engage in any other action to take advantage of, or pass on to others, nonpublic material information. This rule applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news) regardless of how or from whom the material nonpublic information has been obtained. This prohibition extends not only to transactions involving Company securities but also transactions involving securities of other companies (1) with which the Company has an existing business relationship, including but not limited to, the Company's distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship. However, trading

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may be permitted while in possession of, but not on the basis of, material nonpublic information if pursuant to a validly created Rule 10b5-1 Plan that has been approved in accordance with the terms of this Policy Statement.

Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of another company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company because the SEC has successfully brought an insider trading claim against an insider in those circumstances.

For purposes of this Policy Statement, “affiliates” include:

•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.);

•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that this provision shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

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2.Prior Approval of All Trades.

Directors and executive officers of the Company may not buy or sell securities of the Company without prior consultation with and receipt of written approval by both the Company’s Chief Executive Officer and the Compliance Officer. The Chief Executive Officer must consult with and receive the written approval of the Chairman of the Board and the Compliance Officer before buying or selling Company securities. All other employees of the Company and any officers (at the level of Vice President and above) of its subsidiaries must consult with and obtain written approval from the Company’s Compliance Officer prior to buying or selling securities of the Company. This prior consultation and approval requirement provides a means of enforcing the policies specified above and also applies to any person affiliated with such Covered Person (which generally includes family members and business entities in which such director, officer or employee is a director, officer or significant stockholder). Written approval shall be obtained using the form substantially as set forth in Exhibit A attached hereto. Advanced approval of a Rule 10b5-1 Plan made in accordance with the terms of this Policy Statement shall constitute the approval of all trades made pursuant to such Rule 10b5-1 Plan.

3.Trading Windows.
Covered Persons will be subject to regular earnings “black-out” periods during which they will not be permitted to trade in the Company’s securities. The timing and duration of the black-out periods will depend on a person’s position with the Company or its subsidiaries, as follows:

A.Directors and Senior Managers.

For directors and senior managers (as defined below), the regular “black-out” period will begin on the first day of the last month of each quarterly and annual reporting period (i.e. March 1, June 1, September 1 and December 1) and last until the first business day following the public release of the Company’s earnings information for that quarterly or annual period. In other words, directors and senior managers may only trade, (i) pursuant to a validly created and approved Rule 10b5-1 Plan, or (ii) subject to Section 2, above, during the period commencing on the second business day following the release of the Company’s annual or quarterly earnings and continuing through the last day of the second month of the fiscal quarter in which such results are released, so long as they are not otherwise in possession of material nonpublic information regarding the Company or its subsidiaries. For purposes of this Policy Statement, the term “senior managers” shall mean executive officers and all other employees at or above the director level at the Company and all employees at or above the level of Vice President and above at any of the Company’s subsidiaries.

B.Other Employees.

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For all other employees of the Company, the regular “black-out” period will begin on the fifteenth (15th) day of the last month of each quarterly and annual reporting period (i.e. March 15, June 15, September 15 and December 15) and last until the first business day following the public release of the Company’s earnings information for that quarterly or annual period. In other words, such other employees may only trade, (i) pursuant to a validly created and approved Rule 10b5-1 Plan, or (ii) subject to Section 2, above, during the period commencing on the second business day following the release of the Company’s annual or quarterly earnings and continuing through the fourteenth (14th) day of the third month of the fiscal quarter in which such results are released, so long as they are not otherwise in possession of material nonpublic information regarding the Company. Employees below the level of Vice President at any of the Company’s subsidiaries are generally not subject to trading “black-out” periods, although they must still comply with Section 1, above, Sections 4, and 6, below, and the “Trading Prohibitions” set forth at the end of this policy.

Because directors, senior managers and employees are at times especially likely to receive regular nonpublic information regarding the Company or its subsidiaries and their respective financial performance, prohibiting trading during these regularly scheduled black-out periods will help prevent trading based on material information that is not available to the public. Notice of the beginning and end of regularly scheduled black-out periods will be provided to directors, senior managers and employees by the Compliance Officer.

C.Exception for Stock Option Exercises.

Generally, during a regular "black-out" period, Covered Persons may exercise a stock option (unless the stock option exercised has a reload feature). However, during a regular "black-out" period, Covered Persons may not sell the underlying common shares received upon a stock option exercise or execute a cashless exercise of a stock option through a broker, which entails selling at least a portion of the underlying common shares to cover the costs of exercise. All stock option exercises shall be subject to the prior approval requirement set forth in Section 2, above.

4.Other Black-Out Periods.

The Company’s Chief Executive Officer and/or Compliance Officer may impose additional, unscheduled “black-out” periods during which Covered Persons or other specified employees (and affiliated persons of each such Covered Person and employee) will not be permitted to buy or sell the Company’s securities. From time to time, the Company’s Chief Executive Officer and/or Compliance Officer may determine that material nonpublic information is available within the Company or its subsidiaries and may elect to impose a black-out on trading which has not been pre-scheduled. An unscheduled black-out may apply to some or all of the Company’s directors, officers and employees or employees of its subsidiaries. During such periods, the affected directors,

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officers and employees will not be permitted to trade in the Company’s securities. Notice of such unscheduled black-out periods shall be provided by the Compliance Officer.

5.Pre-Planned Trading Programs.

Directors, executive officers and employees of the Company and officers of its subsidiaries may be permitted to establish sales plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and buy or sell the Company’s securities under such plans, if such plans are adopted at a time the person adopting the plan is not in possession of material nonpublic information and approved in writing in advance by the Company’s Chief Executive Officer and Compliance Officer. Where the Chief Executive Officer desires to enter into a Rule 10b5-1 plan, such person will need to obtain the prior written approval of the Chairman of the Board and the Compliance Officer. Rule 10b5-1 permits an individual who is not in possession of material inside information to enter into a plan to buy or to sell a predetermined amount of the Company’s securities at a predetermined price over a certain period of time even though that individual may subsequently come into possession of material nonpublic information. Both the act of entering into a Rule 10b5-1 plan and the terms of such plan must be approved in writing in advance using the form set forth in Exhibit A attached hereto. Any modification or termination of a Rule 10b5-1 Plan previously approved by the Compliance Officer requires a new approval by the Compliance Officer. The Compliance Officer may require as a condition to such approval that the modification or termination occur during an open trading window, that the person seeking to modify or terminate such 105b-1 Plan not be aware of material nonpublic information and that additional conditions, such as a cooling off period, must be satisfied.

6.No Communication of Material, Nonpublic Information.

Directors and employees of the Company and employees of the Company’s subsidiaries may not communicate material nonpublic information to other persons prior to its public disclosure and dissemination. Directors and persons at the Company or its subsidiaries who come into possession of material nonpublic information must not communicate that information to other persons prior to its public disclosure and dissemination. There is, therefore, a need to exercise care when speaking with other Company or its subsidiaries personnel who do not have a “need to know” and when communicating with family, friends and other persons not associated with the Company or its subsidiaries. To avoid even the appearance of impropriety, it is wise to refrain from discussing the Company’s or its subsidiaries business or prospects or making recommendations about buying or selling the securities of the Company or other entities with which the Company or any of its subsidiaries has a relationship. This concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. In addition, directors, executive officers and employees should not discuss the Company, its subsidiaries or their respective businesses or prospects or the

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Company’s securities in any Internet chat room or other public forum, such as Facebook, Twitter, etc.

7.Reporting Purchases and Sales.

Directors and executive officers of the Company must report purchases and sales of securities to the Company’s Compliance Officer. All directors, executive officers and the Principal Accounting Officer (which may include officers of the Company’s subsidiaries) must notify the Company’s Compliance Officer, in advance and no later than one (1) business day after the transaction, of all transactions in the Company’s securities made by themselves, any family members living in the same household and entities in which they have a 5% or more ownership interest. The notification should be reported in the form of Exhibit B attached hereto or other form acceptable to the Compliance Officer. This is necessary to permit the Company to file a Form 4 with the SEC to report the transaction publicly. Failure to timely report your transaction will result in a violation of SEC regulations and require the Company to publicly disclose the violation in its next Proxy Statement.

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8.Former, Temporary or Retired Directors, Executive Officers and Employees.

The Company’s Policy Statement and the legal prohibition on insider trading in any security while in possession of material nonpublic information obtained while in the employment of or conducting any business or activity on behalf of the Company or its subsidiaries applies to all former, temporary or retired directors, executive officers or employees of the Company and its subsidiaries. Any person in possession of material nonpublic information when their employment with or service to the Company terminates may not trade in the Company’s stock until that information has become public or is no longer material. To assist Directors and employees in complying with this obligation, it is recommended that such individuals, and particularly directors and executive officers of the Company, refrain from trading in the Company’s stock for at least thirty (30) days after the termination of their employment or service to the Company.

TRADING PROHIBITIONS

The Company believes that it is improper and inappropriate for any personnel of the Company or its subsidiaries personnel to engage in short-term or speculative transactions involving Company securities. The Company believes that this type of trading can reflect badly on the Company and that Company personnel should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. In addition, the Company believes that it is improper for personnel of the Company and its subsidiaries personnel to pledge any Company securities as collateral for any type of borrowing. Accordingly, it is the Company’s policy that directors, officers and employees must not engage in any of the following activities with respect to securities of the Company:

1.“Short” sales of the Company stock (i.e. where a person borrows the Company’s stock, sells it, and then buys the Company’s stock at a later date to replace the borrowed shares or where a person already has sufficient shares of the Company’s stock to sell, but does not deliver them until a later date).

2.Buying or selling puts or calls of the Company’s shares. A put is an option or right to sell a specific stock at a specific price prior to a set date, and a call is an option or right to buy a specific stock at a specific price prior to a set date. Call options are purchased when a person believes that the price of a stock will rise, whereas put options are purchased when a person believes that the price of a stock will fall.

3.Buying shares of the Company’s stock on margin.

4.Buying or using any financial instrument, including, without limitation, any prepaid variable forward contracts, equity swaps, collars and exchange funds that are designed to hedge or offset any decrease in the price or market value of shares of Company stock. This applies to all shares of Company stock held, whether held directly or indirectly, including shares granted by the Company to the holder as compensation.

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Pledging the Company’s stock as collateral.

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EXHIBIT A

OraSure Technologies, Inc.
Approval of Securities Transactions

To:    [Chairman of the Board; Chief Executive Officer; Compliance Officer] From:
Date:

Subject: Proposed Securities Transaction

I propose to enter into the following transaction involving securities of OraSure Technologies, Inc.:
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

I have discussed this proposed transaction with the Company’s Compliance Officer and do not possess material inside information that would preclude me from entering into this transaction.

_______________________________________
(Signed)
_________________________________________(Print Name)

Approved:

________________________________________________
Chairman of the Board/Chief Executive Officer
__________________________________________________Compliance Officer

Date:

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EXHIBIT B

ORASURE TECHNOLOGIES, INC. CONFIDENTIAL MEMORANDUM

To:    Compliance Officer

From:

Date:

Subject:    Transaction Report

As of     , 20 , my OraSure Technologies, Inc. security holdings were changed as follows:

Number of Common Shares         Number of Stock Options    Number of Restricted Shares
Date of Transaction         Date of Transaction         Date of Transaction
     acquired         sold         acquired         sold         acquired         sold
     transferred     other         exercised      other         transferred         other

If acquisition or transfer was effected indirectly (e.g., by or for your spouse or other family member, through an individual or entity who has agreed with you to acquire or transfer the securities on your behalf, etc., or by or for an entity of which you are a partner, member or 5% or greater stockholder), in addition to the above information, please identify the person through whom the transaction was effected and your relationship with such person:

Name of Individual
of Entity:

Relationship with you:

_____________________________________________(Signed)

___________________________________________________
(Print Name)

(THIS REPORT IS DUE IN ADVANCE OF, BUT NO LATER THAN, ONE BUSINESS DAY AFTER THE DATE OF EACH TRANSACTION IN WHICH A CHANGE IN BENEFICIAL SHARE OWNERSHIP OCCURS, EITHER DIRECTLY OR INDIRECTLY. IF APPLICABLE, A FORM 4 WILL BE PREPARED FOR YOUR SIGNATURE AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE END OF THE SECOND BUSINESS DAY FOLLOWING THE DAY IN WHICH A TRANSACTION RESULTING IN A CHANGE IN SHARE HOLDINGS WAS EXECUTED.)

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